Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-92423), Registration Statement on Form S-8 (No. 333-104497), Registration Statement on Form S-8 (No. 333-190406), Registration Statement on Form S-8 (No. 333-190405), Registration Statement on Form S-3ASR (No. 333-200178) and Registration Statement on Form S-3ASR (No. 333-213005), of our report dated February 21, 2017 relating to the consolidated financial statements of Enable Midstream Partners, LP and subsidiaries, (collectively the "Partnership"), appearing in this Annual Report on Form 10-K of OGE Energy Corp. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Houston, Texas
February 22, 2017